Exhibit 99.4

July 10, 2008

Mr. Gregory L. Craig

Chairman and Chief Executive Officer

Commerce Energy Group, Inc.

600 Anton Blvd. Suite 2000

Costa Mesa, CA  92626

Dear Greg:

Tatum, LLC (“Tatum,” “we,” or “us”) is pleased that Commerce Energy Group, Inc. (the “Company,” “you” or “your”) desires to employ on a permanent basis C. Douglas (Doug) Mitchell, a member of Tatum (the “Employee”), to serve as the Chief Financial Officer of the Company.  This letter along with the terms and conditions attached as Exhibit A and any other exhibits or schedules attached hereto (collectively, the “Agreement”) confirms our mutual understanding of the terms and conditions upon which we will make available to you the Employee and Tatum’s intellectual capital to the Employee for use in connection with the Employee’s employment relationship with you.

Effective as of July 16, 2008, the Employee will become your employee serving in the capacity set forth above, a duly elected or appointed officer of the Company.  The Employee will be subject to the supervision, direction and control of and report directly to the Chief Executive Officer.  While the Employee will remain a member of Tatum and have access to Tatum’s intellectual capital to be used in connection with the Employee’s employment relationship with you, we will have no supervision, direction or control over the Employee with respect to the services provided by the Employee to you.  Effective as of July 16, 2008, the prior agreement between Tatum and the Company dated January 14, 2008 relating to the Employee shall be terminated in its entirety and shall have no further force and effect, except to the extent that the terms are intended to survive the termination of such prior agreement.  This Agreement shall be the sole agreement governing the future relationship between the Company and Tatum.

Upon the execution of this Agreement, you will pay directly to Tatum $110,000.00 (the “Signing Fee”).  The fee will be payable in two installments, the first due on or before September 15, 2008 for $55,000 and the second due on or before December 31, 2008 for $55,000.00.  As consideration for the deferral of payment, Commerce Energy will consider a Tatum resource or solution for other finance or information technology needs that arise.

The Company will provide Tatum or the Employee with written evidence that the Company maintains directors’ and officers’ insurance covering the Employee in an amount reasonably acceptable to the Employee at no additional cost to the Employee, and the Company will maintain such insurance at all times while this Agreement remains in effect.  While employed at the Company, and thereafter to the extent provided to the Company’s other senior executives, the Company shall, at its cost, provide insurance coverage to the

Employee at least to the same extent as other senior executives of the Company with respect to (i) officers and directors liability; (ii) errors and omissions; and (iii) general liability.

We appreciate the opportunity to serve you and believe this Agreement accurately reflects our mutual understanding.  We would be pleased to discuss this Agreement with you at your convenience.  If the foregoing is in accordance with your understanding, please sign a copy of this Agreement and return it to my attention.

Sincerely,

Tatum, LLC

Arthur J. Cohen

Associate Managing Partner

Accepted and agreed:

Commerce Energy Group, Inc.

By:	/s/ GREGORY L. CRAIG

Name:	Gregory L. Craig

Title:	Chairman and Chief Executive Officer

Exhibit A

Terms and Conditions

1.                                      Relationship of the Parties.  The parties agree that Tatum will be serving the Company as an independent contractor for all purposes and not as an employee, agent, partner of, or joint venturer with the Company and that the Employee will be serving the Company as an employee of the Company for all purposes and not as an independent contractor.

2.                                      Payment Terms.  Payments to Tatum should be made by electronic transfer in accordance with the instructions to be provided to the Company by Tatum.  Any amounts not paid when due may be subject to a periodic service charge equal to the lesser of 1.5% per month and the maximum amount allowed under applicable law, until such amounts are paid in full, including assessed service charges.

3.                                      Termination.

(a)                                  This Agreement will terminate immediately upon the effective date of termination or expiration of the Employee’s employment with the Company or upon the Employee ceasing to be a member of Tatum.

(b)                                 In the event that a party commits a breach of this Agreement and fails to cure the same within 10 days following delivery by the non-breaching party of written notice specifying the nature of the breach, the non-breaching party may terminate this Agreement effective upon written notice of such termination.

(c)                                  The expiration or termination of this Agreement will not destroy or diminish the binding force and effect of any of the provisions of this Agreement that expressly, or by reasonable implication, come into or continue in effect on or after such expiration or termination, including, without limitation, provisions relating to payment of fees and expenses (including witness fees and expenses), hiring the Employee, governing law, arbitration, limitation of liability, and indemnity.

4.                                      Hiring the Employee Outside of a Tatum Agreement.  The parties recognize and agree that Tatum is responsible for introducing the Employee to the Company. Therefore, if, at any time during the term of this Agreement or the 12-month period following the termination or expiration of this Agreement, other than in connection with this Agreement or another Tatum agreement, the Company employs the Employee, or engages the Employee as an independent contractor, Tatum will be entitled to receive as a placement fee an amount equal to forty-five percent (45%) of the Annualized Compensation (as defined below).  The amount will be due and payable to Tatum upon written demand to the Company.  “Annualized Compensation” means the equivalent of the Employee’s most recent salary with the Company calculated on full-time annual basis and the maximum amount of any bonus for which the Employee was eligible with respect to the then-current bonus year.

5.                                      Warranties and Disclaimers.  It is understood that Tatum does not have a contractual obligation to the Company other than to provide the Employee to the Company and to provide the Employee access to Tatum’s intellectual capital to be used in connection with the Employee’s employment relationship with the Company.  The Company acknowledges that any information, including any resources delivered through Tatum’s proprietary information and technology system, will be provided by Tatum as a tool to be used in the discretion of the Company.  Tatum will not be responsible for any action taken by the Company in following or declining to follow any of Tatum’s or the Employee’s advice or recommendations.  Tatum represents to the Company that Tatum has conducted its standard screening and investigation procedures with respect to the Employee becoming a member of Tatum and the results of the same were satisfactory to Tatum.  Tatum disclaims all other warranties, whether express, implied or statutory.  Without limiting the foregoing, Tatum makes no representation or warranty as to the services provided by the Employee, or the accuracy or reliability of reports, projections, certifications, opinions, representations, or any other information prepared or made by Tatum or the Employee (collectively, the “Information”) even if derived from Tatum’s intellectual capital, and Tatum will not be liable for any claims of reliance on the Information or that the Information does not comply with federal, state or local laws or regulations.  The services provided by Tatum hereunder are for the sole benefit of the Company and not any unnamed third parties.  The services will not constitute an audit, review, or compilation, or any other type of financial statement reporting or attestation engagement that is subject to the rules of the AICPA or other similar state or national professional bodies and will not result in an opinion or any form of assurance on internal controls.

6.                                      Limitation of Liability; Indemnity.

(a)                                  The liability of Tatum in any and all categories and for any and all causes arising out of this Agreement, whether based in contract, tort, negligence, strict liability or otherwise will, in the aggregate, not exceed the actual Signing Fees to be paid by the Company to Tatum pursuant to the Agreement.  In no event will Tatum be liable for incidental, consequential, punitive, indirect or special damages, including, without limitation, any interruption or loss of business, profit or goodwill.  As a condition for recovery of any liability, the Company must assert any claim against Tatum within three months after discovery or 60 days after the termination or expiration of this Agreement, whichever is earlier.

(b)                                 The Company agrees to indemnify Tatum and the Employee to the full extent permitted by law for any losses, costs, damages, and expenses (including reasonable attorneys’ fees), as they are incurred, in connection with any cause of action, suit, or other proceeding arising in connection with the Employee’s services to the Company.

7.                                      Governing Law, Arbitration, and Witness Fees.

(a)                                  This Agreement will be governed by and construed in accordance with the laws of the State of Georgia, without regard to conflicts of laws provisions.

(b)                                 If the parties are unable to resolve any dispute arising out of or in connection with this Agreement, the parties agree and stipulate that any such disputes will be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”).  The arbitration will be conducted in the Atlanta, Georgia office of the AAA by a single arbitrator selected by the parties according to the rules of the AAA, and the decision of the arbitrator will be final and binding on both parties.  In the event that the parties fail to agree on the selection of the arbitrator within 30 days after either party’s request for arbitration under this Section, the arbitrator will be chosen by the AAA.  The arbitrator may in his or her discretion order documentary discovery but will not allow depositions without a showing of compelling need.  The arbitrator will render his or her decision within 90 days after the call for arbitration.  Judgment on the award of the arbitrator may be entered in and enforced by any court of competent jurisdiction.  The arbitrator will have no authority to award damages in excess or in contravention of this Agreement and may not amend or disregard any provision of this Agreement, including this Section.  Notwithstanding the foregoing, both parties may seek appropriate injunctive relief from any court of competent jurisdiction, and Tatum may pursue payment of undisputed amounts through any court of competent jurisdiction.

(c)                                  In the event any member or employee of Tatum (including, without limitation, the Employee to the extent not otherwise entitled in his or her capacity as an employee of the Company) is requested or authorized by the Company or is required by government regulation, subpoena, or other legal process to produce documents or appear as witnesses in connection with any action, suit or other proceeding initiated by a third party against the Company or by the Company against a third party, the Company will, so long as Tatum is not a party to the proceeding in which the information is sought, reimburse Tatum for its member’s or employee’s professional time (based on customary rates) and expenses, as well as the fees and expenses of its counsel (including the allocable cost of in-house counsel), incurred in responding to such requests.

8.                                      Miscellaneous.

(a)                                  This Agreement constitutes the entire agreement between the parties with regard to the subject matter hereof and supersede any and all agreements, whether oral or written, between the parties with respect to its subject matter.  No amendment or modification to this Agreement will be valid unless in writing and signed by both parties.

(b)                                 If any portion of this Agreement is found to be invalid or unenforceable, such provision will be deemed severable from the remainder of this Agreement and will not cause the invalidity or unenforceability of the remainder of this Agreement, except to the extent that the severed provision deprives either party of a substantial portion of its bargain.

(c)                                  Neither the Company nor Tatum will be deemed to have waived any rights or remedies accruing under this Agreement unless such waiver is in writing and signed by the party electing to waive the right or remedy.  The waiver by any party of a breach or violation of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach of such provision or any other provision of this Agreement.

(d)                                 Neither party will be liable for any delay or failure to perform under this Agreement (other than with respect to payment obligations) to the extent such delay or failure is a result of an act of God, war, earthquake, civil disobedience, court order, labor dispute, or other cause beyond such party’s reasonable control.

(e)                                  The Company may not assign its rights or obligations under this Agreement without the express written consent of Tatum.  Nothing in this Agreement will confer any rights upon any person or entity other than the parties hereto and their respective successors and permitted assigns and the Employee.

(f)                                    The Company agrees to reimburse Tatum for all costs and expenses incurred by Tatum in enforcing collection of any monies due under this Agreement, including,

without limitation, reasonable attorneys’ fees.

(g)                                 The Company agrees to allow Tatum to use the Company’s logo and name on Tatum’s website and other marketing materials for the sole purpose of identifying the Company as a client of Tatum.  Tatum will not use the Company’s logo or name in any press release or general circulation advertisement without the Company’s prior written consent.